EXHIBIT 99.1

Media Contact:	Ginger L. Adamiak	Phone: 816/983-1501
gadamiak@kcsouthern.com

KCS Announces Establishment of $500 Million KCSR Credit Agreement

Kansas City, Missouri, July 12, 2011. Kansas City Southern (“KCS” or the “Company”) (NYSE: KSU) today announced its subsidiary the Kansas City Southern Railway (KCSR) has entered into a new credit agreement (the “Credit Agreement”) with the various financial institutions as Lenders, The Bank of Nova Scotia as Administrative and Collateral Agent, Bank of America as Syndication Agent and Compass Bank, JPMorgan Chase Bank and Morgan Stanley Bank as Co-documentation Agents. This credit facility consists of a five-year $200 million revolver and five and a half year $300 million term loan A. The cash proceeds from the new credit facility, along with cash on hand will be used to refinance $306 million due April 2013 under the current KCSR credit facility. With these new facilities KCSR will improve its liquidity, financial flexibility, and extend its maturities.

Headquartered in Kansas City, Mo., Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.